Exhibit 10-E

FORM OF UNIFIRST CORPORATION STOCK OPTION AWARD TO NON-EMPLOYEE DIRECTORS

UNIFIRST CORPORATION

NON-QUALIFIED STOCK OPTION GRANTED
UNDER THE UNIFIRST CORPORATION AMENDED
1996 STOCK INCENTIVE PLAN

Name of Optionee:
No. of Option Shares:

Option Exercise Price per Share:

Grant Date: October 25, 2004.
Expiration Date: October 25, 2014.

Pursuant to the UniFirst Corporation Amended 1996 Stock Incentive Plan (the “Plan”), UniFirst Corporation (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $.10 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Plan.

1.	Vesting Schedule. This Stock Option shall be exercisable in full on the grant date.

2.

Manner of Exercise. The Optionee may exercise this Stock Option as set forth in, and subject to the provisions of, Section 5(b)(ii)(B) of the Plan. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the shares of Stock transferred to the Optionee upon the exercise of this Stock Option shall be net of the number of shares attested to. Certificates for shares of Stock purchased upon exercise of this Stock Option shall be issued and delivered to the Optionee upon compliance, to the satisfaction of the Committee, with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.

3.	Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

4.

Nontransferability.     This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

5.	Miscellaneous.

(a)

Notice hereunder shall be given to the Company (attention to its Chief Financial Officer) at its principal place of business, and shall be given to the Optionee at his or her most recent address as maintained on the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)	This Stock Option does not confer upon the Optionee any rights with respect to continuance of service as a Director of the Company.

UniFirst Corporation By: /s/ Ronald D. Croatti Ronald D. Croatti, Chief Executive Officer